Exhibit 10.2

REPURCHASE AGREEMENT

This REPURCHASE AGREEMENT (this “Agreement”), dated as of October 8, 2025 (the “Effective Date”), is made and entered into by and among DEFJ, LLC, a Delaware limited liability company (“Optionee”), and TRANSCODE THERAPEUTICS, INC., a Delaware corporation (the “Company” and, together with Optionee, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Membership Interest Purchase Agreement.

WHEREAS, the Company and Optionee have made and entered into that certain Membership Interest Purchase Agreement, dated as of the Effective Date (the “Membership Interest Purchase Agreement”), pursuant to which the Company is purchasing all of the issued and outstanding membership interests (the “Interests”) in the share capital of ABCJ, LLC, a Delaware limited liability company (the “Target”) from Optionee;

WHEREAS, as a condition to its willingness to enter into the Membership Interest Purchase Agreement, Optionee has required that the Company grant to Optionee, during the period beginning on the Effective Date, the right to acquire all of the Company’s and its Subsidiaries’ rights in and to all of the Interests from the Company and its Subsidiaries as contemplated by the Membership Interest Purchase Agreement pursuant to and in accordance with the terms of this Agreement (the “Repurchase”);

WHEREAS, the Company hereby acknowledges that (i) Optionee has required that the Company enter into this Agreement to induce Optionee to enter into the Membership Interest Purchase Agreement and (ii) the consideration received by the Company in exchange for issuing shares of Company capital stock pursuant to the Membership Interest Purchase Agreement is comprised of the Interests as encumbered by the Option (as defined below) and the other obligations of the Company set forth in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

Article I
REPURCHASE OPTION

Section 1.1      Grant of Option to Repurchase.

(a)            The Company hereby grants to Optionee an unconditional and irrevocable option, but not the obligation, at any time after the Effective Date, pursuant to the terms set forth below, to acquire the Interests (the option granted by the Company to Optionee pursuant to this Agreement is referred to as the “Option”). Optionee shall exercise the Option by giving written notice to the Company of the exercise of the Option (the date such notice is delivered, the “Option Exercise Date”). Optionee may exercise the Option upon the occurrence of any of the following events (each, a “Triggering Event”):

(i)             the Company fails to dose the first patient in any clinical trial of the Seller Lead Candidate on or before the third (3rd) anniversary of the date on which the Required Purchaser Stockholder Vote is obtained;

(ii)            at any time prior to the third (3rd) anniversary of the Closing Date, the Purchaser Common Stock ceases to be listed for trading on Nasdaq (other than in connection with a Change of Control of the Company approved by the Optionee);

(iii)           the Required Purchaser Stockholder Vote is not obtained on or prior to December 31, 2026;

(iv)           the Purchaser Preferred Stock Conversion is not permissible under U.S. federal securities Laws or stock exchange rules as of December 31, 2026;

(v)            the Registration Statement on Form S-3 or Form S-1, as applicable, covering the resale of the Purchaser Common Stock Payment Shares, the Purchaser Common Stock issuable upon conversion of the Purchaser Preferred Stock Payment Shares and the Purchaser Common Stock issuable upon conversion of the Purchaser Preferred Stock Financing Shares (as defined in the Registration Rights Agreement), as contemplated by the Registration Rights Agreement has not been declared effective by the SEC prior to June 30, 2026, other than to the extent the failure of such Registration Statement to be declared effective prior to such date has resulted from Optionee’s breach of Section 4.14 of the Membership Interest Purchase Agreement; or

(vi)           the continuance of a Registration Default (as defined below) for the ninety (90) day period commencing on the Registration Default Notice Date (as defined below) (or if such ninetieth (90th) day is not a Business Day, the next succeeding Business Day). If the Company is required to have on file with the SEC an effective Initial Registration Statement, New Registration Statement and/or Remainder Registration Statement (as each term is defined in the Registration Rights Agreement, and any such registration statement, a “Resale Registration Statement”) and, for any consecutive ninety (90) day period commencing on or after July 1, 2026 (or if such ninetieth (90th) day is not a Business Day, the next succeeding Business Day), (i) has failed to maintain the effectiveness with the SEC of any such Resale Registration Statement, or (ii) notwithstanding that such Resale Registration Statement has been declared effective by the SEC, such Resale Registration Statement has otherwise ceased to be usable for its intended purpose without being immediately succeeded by a post-effective amendment to such Resale Registration Statement that cures such failure and that is itself immediately declared effective (each such event referred to in clauses (i) and (ii), a “Registration Default”) then the Optionee or one of its Affiliates (so long as the Optionee or such Affiliate of the Optionee is a holder of Registrable Securities (as such term is defined in the Registration Rights Agreement)) may provide written notice to the Company in accordance with Section 3.5 of the Registration Rights Agreement at any time (a “Registration Default Notice”), informing the Company of the existence of a Registration Default (the date on which such notice is deemed given to the Company in accordance with Section 3.5 of the Registration Rights Agreement is referred to herein as the “Registration Default Notice Date”). Notwithstanding the foregoing: (i) no Registration Default shall be deemed to have occurred if the unavailability of a Resale Registration Statement is attributable to the failure by the Optionee, or any Affiliate of the Optionee that is a holder of Registrable Securities, to provide to the Company any information requested in accordance with Section 2.1(b) of the Registration Rights Agreement; and (ii) no Registration Default shall be deemed to occur or continue in effect on or after the date that all Registrable Securities held by the Optionee or any Affiliate of the Optionee that is a holder of Registrable Securities may be sold pursuant to Rule 144 without complying with the volume limitation under Rule 144(e) and the manner of sale limitation under Rule 144(f), and on an aggregate basis, the Optionee, together with its Affiliates, owns less than 9.99% of the Company’s Common Stock on a fully diluted basis. Notwithstanding the foregoing, no Registration Default shall be deemed to have occurred to the extent caused by Optionee’s breach of Section 4.14 of the Membership Interest Purchase Agreement.

(b)            Optionee may exercise the Option by delivering written notice (an “Exercise Notice”) to the Company at any time within ninety (90) days following the date on which Optionee’s Representatives become aware (or would reasonably be expected to become aware in the ordinary course of performing such Representative’s responsibilities) of the occurrence of a Triggering Event. The Exercise Notice shall (i) identify the applicable Triggering Event, (ii) state that Optionee is exercising the Option, (iii) specify any third party approvals, clearances or Consents on which the Repurchase shall be conditioned (the “Specified Consents”), and (iv) specify the proposed date and location of the closing of the Repurchase (the “Repurchase Closing”), which shall be as soon as reasonably practicable following the date of the Exercise Notice (taking into account the anticipated amount of time needed to obtain the Specified Consents), but not fewer than ten (10) Business Days after the date of the Exercise Notice, unless the Parties otherwise agree. The Company shall, prior to and following the issuance of any Exercise Notice, reasonably cooperate and consult with Optionee, and provide as promptly as practicable to Optionee all information regarding the Company as may be reasonably requested by Optionee, to enable Optionee to identify any third party approvals, clearances or Consents that may be applicable to the Repurchase.

Section 1.2      Repurchase Price; Consideration for the Option.

(a)            The aggregate purchase price for the Interests (the “Repurchase Price”) shall be equal to one hundred percent (100%) of the Purchaser Preferred Stock Payment Shares (or the number of shares of Purchaser Common Stock issued or issuable upon conversion thereof) initially issued to the Optionee pursuant to the Membership Interest Purchase Agreement (the “Share Consideration”).

(b)            Except as set forth in Article IV, the Repurchase Price shall be non-refundable and non-creditable. The Company acknowledges that payment of the Repurchase Price represents full consideration for Optionee’s covenants and agreements in this Agreement.

Section 1.3      Repurchase Closing. The Repurchase Closing shall take place remotely via the electronic exchange of documents and signatures at 7:00 a.m. Eastern Time on the later of (i) the tenth (10th) Business Day following the date of the Exercise Notice and (ii) the second (2nd) Business Day following the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Repurchase Closing, but subject to the satisfaction or waiver of those conditions at the Repurchase Closing), unless another date, time or place is agreed to in writing by the Parties. The date on which the Repurchase Closing occurs is referred to herein as the “Repurchase Closing Date”.

(a)            At the Repurchase Closing, the Company shall deliver, or cause to be delivered, to Optionee:

(i)            duly executed assignments with respect to the Interests, in form and substance reasonably satisfactory to Optionee; and

(ii)            a written resignation, together with applicable customary release agreements, in form and substance reasonably satisfactory to Optionee, dated as of the Repurchase Closing Date and effective as of the Repurchase Closing, executed by each of the directors and officers of the Target and its Subsidiaries.

(b)            At the Repurchase Closing, Optionee shall deliver, or cause to be delivered, to the Company the Share Consideration, including, if the shares represented by the Share Consideration are held in book-entry form, duly executed instructions to the Company’s transfer agent as may be reasonably required to effectuate the surrender and cancellation of such shares.

Section 1.4      Filings, Consents and Approvals.

(a)            Subject to the terms and conditions set forth in this Agreement, if Optionee shall have delivered an Exercise Notice pursuant to Section 1.1(b), the Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with Optionee in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the Repurchase as soon as reasonably practicable, including: (i) obtaining all necessary actions or nonactions, waivers, Consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Bodies and making all necessary registrations and filings and taking all steps as may be necessary to obtain any such Consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid a Legal Proceeding by, any Governmental Body in connection with any applicable Law, (ii) defending or contesting any Legal Proceeding, whether judicial or administrative, challenging this Agreement or the consummation of the Repurchase, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body vacated or reversed, (iii) obtaining all necessary Consents, authorizations, approvals or waivers from third parties, and (iv) executing and delivering any additional agreements, documents, instruments and certificates as may be reasonably required in order to effect the Repurchase.

(b)            Without limiting the generality of the foregoing, each Party shall use its reasonable best efforts to:

(i)            cooperate with the other in determining whether, and promptly preparing and making, any other filings or notifications or other consents required to be made with, or obtained from, any other Governmental Bodies in connection with the Repurchase;

(ii)            cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, including allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions;

(iii)           give the other Party prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Repurchase and keep the other Party informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding;

(iv)           promptly inform the other Party of any material communication to or from the United States FTC, DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding and, on request, promptly furnish to the other Party a copy of such communications, subject to a confidentiality agreement limiting disclosure to outside counsel and consultants retained by such counsel;

(v)            to the extent reasonably practicable, consult in advance and cooperate with the other Party and consider in good faith the views of the other Party in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding, and

(vi)           except as may be prohibited by any Governmental Body and to the extent practicable, permit authorized Representatives of the other Party to be present at each meeting and telephone or video conference relating to such request, inquiry, investigation, action or Legal Proceeding.

(c)            Subject to Section 1.4(b), Optionee shall determine and have the principal authority to devise and implement the strategy for obtaining any necessary antitrust, competition or national security clearances and shall take the lead in joint meetings with any Governmental Body in connection with obtaining any necessary antitrust, competition or national security clearances. In furtherance of the foregoing, the Company shall not commit to or agree with any Governmental Body to not consummate the Repurchase for any period of time, or to stay or toll any applicable waiting period under any applicable antitrust Law, without the prior written consent of Optionee.

Section 1.5      Stockholder Approval. In the event Optionee shall have delivered an Exercise Notice pursuant to Section 1.1(b) prior to the Purchaser Preferred Stock Conversion, and the approval by holders of Purchaser Common Stock (or other class of Company securities) is required by applicable Law (in the reasonable opinion of Optionee) to consummate the Repurchase (the “Requisite Stockholder Approval”), the provisions of Sections 4.1 and 4.2 of the Membership Interest Purchase Agreement shall apply with respect to such approval, mutatis mutandis; provided, that (i) the “Purchaser Stockholder Matters” shall refer to the approval of the Repurchase and the other transactions contemplated by this Agreement and (ii) the Company shall prepare and file with the SEC the Proxy Statement as soon as reasonably practicable (and in any event within 30 days) following Optionee’s delivery of the Exercise Notice.

Article II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Optionee as of the Effective Date and as of the Repurchase Closing Date (or, in the case of representations and warranties that speak of a specified date, as of such specified date) as follows:

Section 2.1      Organization; Authorization; Binding Agreement. The Company is duly organized, validly existing and in good standing under the Laws of Delaware and the consummation of the transactions contemplated hereby are within the Company’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational actions on the part of the Company. The Company has full power and authority to execute, deliver and perform this Agreement and the Membership Interest Purchase Agreement. This Agreement has been duly and validly executed and delivered by the Company, and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 2.2      Non-Contravention. The execution and delivery of this Agreement by the Company does not, and the performance by the Company of the Company’s obligations hereunder and the consummation by the Company of the transactions contemplated hereby will not (a) violate any Law applicable to the Company or the Interests, (b) except as may be required by U.S. federal securities Laws or the DGCL, require any Consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Body) under, constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance under any Contract or applicable Law, (c) render any Takeover Statutes applicable to the Company in respect of the transactions contemplated by this Agreement or the Membership Interest Purchase Agreement, or (d) violate any provision of the Company’s Organizational Documents.

Section 2.3      Ownership of the Interests. As of immediately prior to the Repurchase Closing, the Company is the owner of the Interests and has good and valid title to such Interests free and clear of any Liens (other than any Liens in effect as of the date of execution of the Membership Interest Purchase Agreement). As of immediately prior to the Repurchase Closing, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Interests.

Section 2.4      Reliance. The Company has had the opportunity to review this Agreement and the Membership Interest Purchase Agreement with counsel of the Company’s own choosing. The Company understands and acknowledges that Optionee is entering into this Agreement, and if the Option is exercised shall make such determination, in reliance upon the Company’s execution, delivery and performance of this Agreement.

Section 2.5      Absence of Litigation. With respect to the Company, there is no action pending against, or, to the knowledge of the Company, threatened against the Company or any of the Company’s properties or assets (including the Interests) that could reasonably be expected to prevent or materially delay or impair the consummation by the Company of the transactions contemplated by this Agreement or otherwise adversely impact the Company’s ability to perform its obligations hereunder.

Section 2.6      Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

Article III
REPRESENTATIONS AND WARRANTIES OF OPTIONEE

Optionee represents and warrants to the Company as of the Effective Date and as of the Repurchase Closing Date (or, in the case of representations and warranties that speak of a specified date, as of such specified date) as follows:

Section 3.1      Organization; Authorization. Optionee is duly organized, validly existing and in good standing under the Laws of Delaware. The consummation of the transactions contemplated hereby is within Optionee’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of Optionee. Optionee has full limited liability company power and authority to execute, deliver and perform this Agreement.

Section 3.2      Binding Agreement. This Agreement has been duly authorized, executed and delivered by Optionee and constitutes a legal, valid and binding obligation of Optionee enforceable against Optionee in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.3      Brokers and Agents. Neither Optionee nor any Person acting on its behalf has employed, paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement or the Membership Interest Purchase Agreement.

Article IV
ADDITIONAL COVENANTS OF THE COMPANY

Section 4.1      No Transfer; No Inconsistent Arrangements. From and after the Effective Date until the Repurchase Closing (if the Option is exercised) or the earlier termination of this Agreement (the “Repurchase Option Period”), the Company shall not, and shall cause its Affiliates not to, directly or indirectly, without the prior written consent of Optionee:

(a)            create or permit to exist any Encumbrance on the Interests or the assets of the Target or its Subsidiaries (the “Assets”);

(b)            transfer, sell, assign, gift, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, or enter into any derivative arrangement with respect to (collectively, “Transfer”) the Interests or Assets, or any right or interest therein (or consent to any of the foregoing), other than, with respect to any sale or disposal of Assets, in the ordinary course of the Target’s business;

(c)            enter into any Contract, option or other agreement, arrangement or understanding with respect to the Transfer of any or all of the Interests or Assets, or any right or interest therein, other than, with respect to the Assets, in the ordinary course of the Target’s business pursuant to a Transfer permitted by Section 4.1(b);

(d)            grant or permit the grant of any proxy, power-of-attorney or other authorization or Consent in or with respect to any or all of the Interests or Assets, except as expressly contemplated by this Agreement or the Ancillary Agreements;

(e)            deposit or permit the deposit of any or all of the Interests into a voting trust or enter into a voting agreement or arrangement with respect thereto;

(f)            take or permit any other action that would in any way restrict, limit or interfere with the performance by the Company of its obligations hereunder or otherwise make any representation or warranty of the Company herein untrue or incorrect; or

(g)            authorize, commit, agree or resolve to take any of the foregoing actions.

Any action taken in violation of the foregoing sentence shall be null and void ab initio and the Company agrees that any such prohibited action may and should be enjoined. If any involuntary Transfer of any or all of the Interests or Assets shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Interests or Assets subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the consummation of the Repurchase (if the Repurchase Option is exercised) or earlier valid termination of this Agreement. The Company further agrees to unconditionally and irrevocably waive any pre-emption rights under the Company’s organizational documents with respect to the transactions contemplated by this Agreement and the Membership Interest Purchase Agreement.

Section 4.2      Interim Covenants. Except as (a) required by applicable Law or Legal Proceeding, (b) set forth in Schedule 4.2 hereto, (c) consented to by Optionee in writing (which consent shall not be unreasonably withheld, delayed or conditioned), or (d) set forth in or as otherwise expressly contemplated, expressly permitted or expressly required by the Membership Interest Purchase Agreement or any Ancillary Agreement (including this Agreement), from the date hereof until the Required Purchaser Stockholder Vote is obtained, the Company shall not, and shall cause the Target and its Subsidiaries not to, take any of the following actions with respect to the Target or its Subsidiaries.

(i)            Permit the Target or its Subsidiaries to issue, grant, deliver or sell any Equity or any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than issuances, deliveries or sales of Equity to the Company.

(ii)            Permit the Target or its Subsidiaries to declare, set aside, make or pay any dividend or other distribution, payable in cash in excess of $1,000,000, in the aggregate, stock, property or otherwise, with respect to any of its equity interests or otherwise.

(iii)           Permit the Target or its Subsidiaries to acquire (including by merger, consolidation, acquisition of stock, equity interest or assets or any other business combination) any corporation, partnership, other business organization or any material equity interest or assets from any third party or enter into any joint venture with any third party.

(iv)           Permit the Target or its Subsidiaries to abandon, fail to maintain, sell, transfer, assign, license, cancel or allow to lapse or expire or otherwise dispose of any Company IP, other than non-exclusive licenses granted in the ordinary course of business to customers, vendors, suppliers and service providers for the use by such customers of the business’ products or services or the provision by such vendors, suppliers and service providers of products and services to the business of the Target or its Subsidiaries (as applicable), or fail to maintain or protect the confidentiality of any material trade secrets and other material confidential information included the Company IP.

(v)            Permit the Target or its Subsidiaries to incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any (A) indebtedness or (B) the Liabilities of any other Person or enter into any swap or hedging transaction or other derivative agreement with any other Person.

(vi)          Permit the Target or its Subsidiaries to make any loan or capital contribution to, or investments in, any Person, other than to or in any wholly owned Subsidiary of the Target.

(vii)          Permit the Target or its Subsidiaries to adopt or enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization.

(viii)         Permit the Target or its Subsidiaries to authorize, commit, agree or resolve to take any of the actions described in this Section 4.2.

Section 4.3      Actions. The Company agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Optionee, the Company or any of their respective successors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Membership Interest Purchase Agreement or (b) alleging breach of any fiduciary duty of any Person in connection with the negotiation or entry into this Agreement, or the Membership Interest Purchase Agreement; provided that, for the avoidance of doubt, nothing contained in the foregoing shall limit the Company’s right to enforce the terms and provisions of this Agreement or the Membership Interest Purchase Agreement against any other party hereto and thereto to the extent any such terms and provisions are expressly for the benefit of the Company, and to seek any remedies in connection therewith.

Section 4.4      No Public Announcements. Neither the Company nor Optionee shall, without the prior written approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement except as required by applicable Law (including rules of a securities exchange or market applicable to either the Company or Optionee or their respective affiliates).

Article V
CONDITIONS TO REPURCHASE CLOSING

Section 5.1      Conditions to Obligations of Each Party to Effect the Repurchase. The respective obligations of the Parties to effect the Repurchase shall be subject to the satisfaction (or waiver, if permissible under applicable Law, by the Party entitled to the benefit of such condition), as of the Repurchase Closing, of the following conditions:

(a)            there shall not have been issued by any court of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other Order by any Governmental Body preventing the consummation of the Repurchase, nor shall any Law have been promulgated, entered, enforced, enacted, issued or deemed applicable to the Repurchase by any Governmental Body that directly or indirectly prohibits, or makes illegal, the consummation of the Repurchase; and

(b)            the Requisite Stockholder Approval (if such approval is required by applicable Law) shall have been duly obtained.

Section 5.2      Conditions to Obligations of Optionee to Effect the Repurchase. The obligation of Optionee to effect the Repurchase shall be subject to the satisfaction (or waiver, if permissible under applicable Law, by Optionee), as of the Repurchase Closing, of the following condition: the Specified Consents shall have been obtained.

Section 5.3      Failure to Consummate the Repurchase. If (x) Optionee shall have delivered an Exercise Notice pursuant to Section 1.1(b) and (y) (a) a court of competent jurisdiction shall have issued any Order or a Governmental Body shall have promulgated, entered, enforced, enacted, issued or deemed applicable to the Repurchase any Law, in each case, permanently or temporarily preventing the consummation of the Repurchase, or making the consummation of the Repurchase illegal, (b) the Company shall have failed to obtain the Requisite Stockholder Approval (if required) at the Purchaser Stockholders’ Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Purchaser Stockholder Matters, or (c) the Repurchase Closing shall not have occurred on or prior 11:59 p.m. Eastern Time on the 6-month anniversary of the date of the Exercise Notice, the Company shall, as promptly as practicable following Optionee’s written request, (i) cooperate with Optionee to enter into any reasonable and lawful arrangement designed to provide Optionee with all claims, rights and benefits of, and assume the economic burdens and obligations with respect to, the Target pending the Repurchase Closing, (ii) cause the voluntary delisting of the Purchaser Common Stock from Nasdaq, including timely preparing and filing a Form 25 with the Securities and Exchange Commission and complying with all other applicable securities and stock exchange Laws or (iii) redeem the Purchaser Preferred Stock Payment Shares pursuant to Section 6.4.3 of the Certificate of Designation of the Purchaser Preferred Stock Payment Shares. For the avoidance of doubt, nothing herein shall relieve the Company of its obligations under Section 1.4 and Section 1.5.

Article VI
INDEMNIFICATION

Section 6.1      Indemnification by the Company.

(a)            The Company agrees to indemnify and hold harmless Optionee from and against any and all damages, losses, payments, costs, expenses (including reasonable and documented attorney’s fees and expenses and out-of-pocket costs and expenses), interest, awards, judgments, deficiencies, settlements, fines and penalties (“Losses”) incurred by Optionee from and after the Effective Date in connection with or arising from:

(i)            any breach of any warranty or the inaccuracy of any representation of the Company contained in this Agreement; and

(ii)            any breach by the Company of any of its covenants or agreements, or any failure of the Company to perform any of its obligations, in this Agreement.

(b)            No information or knowledge obtained in any investigation conducted by or on behalf of Optionee shall (i) affect or be deemed to modify any representations, warranties, covenants and agreements in this Agreement or (ii) be deemed to affect Optionee’s reliance on the representations, warranties, covenants and agreements in this Agreement. Any exercise of the Option and the execution of the Membership Interest Purchase Agreement will not affect the right to indemnification or any other remedy based on the representations, warranties, covenants and agreements contained in this Agreement.

Section 6.2      Notice of Claims. Optionee shall give to the Company a notice (a “Claim Notice”) describing in reasonable detail and in good faith the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any pending or threatened action at law or suit in equity by or against a third Person as to which indemnification will be sought (each such action or suit being a “Third Party Claim”) shall be given promptly after the action or suit is commenced; provided further that failure to give such notice shall not relieve the Company of its obligations hereunder, except and only to the extent the failure to give such notice actually and materially prejudices the Company with respect to such Third Party Claim.

Section 6.3      Third Party Claims.

(a)            If Optionee asserts a Claim involving a Third Party Claim, the Company shall, within thirty (30) days from delivery of the Claim Notice (the “Notice Period”), notify Optionee (i) whether or not the Company disputes its indemnification obligation to Optionee hereunder with respect to such Third Party Claim and (ii) if the Company does not dispute such indemnification obligation, whether or not the Company desires, at the sole cost and expense of the Company, to defend against such Third Party Claim, provided that Optionee is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which Optionee shall deem necessary or appropriate to protect Optionee’s interests. If, and for so long as, (i) the Company notifies Optionee within the Notice Period that the Company agrees to provide full indemnification with respect to such Third Party Claim (subject to the limitations in this Article VI) and desires to defend Optionee against such Third Party Claim, and (ii) the Third Party Claim does not (A) involve criminal liability or any admission of wrongdoing, (B) seek equitable relief or any other non-monetary remedy against Optionee or (C) involve any Governmental Body as a party thereto, then except as hereinafter provided, the Company shall have the right to defend against such Third Party Claim by appropriate proceedings with legal counsel reasonably acceptable to Optionee, which proceedings shall be promptly settled or diligently prosecuted by such party to a final conclusion; provided that, unless Optionee otherwise agrees in writing, the Company may not settle any matter (in whole or in part) unless such settlement (1) includes a complete and unconditional release of Optionee and its Affiliates in respect of the Third Party Claim, (2) involves no admission of wrongdoing by Optionee or its Affiliates, (3) excludes any injunctive or non-monetary relief applicable to Optionee or its Affiliates and (4) the monetary relief contemplated by such settlement is fully covered by the Company pursuant to this Article VI. If Optionee desires to participate in (but not control) any such defense or settlement, Optionee may do so at its sole cost and expense. For the avoidance of doubt, the assumption of the conduct and control of any Third Party Claim includes the posting of bonds or other security required by the court or adjudicative body before which such proceeding is taking place.

(b)            If (i) the Company elects not to defend Optionee against such Third Party Claim, whether by failure of the Company to give Optionee timely notice as provided above or otherwise, (ii) the terms of this Agreement do not permit the Company to defend Optionee against such Third Party Claim, (iii) Optionee reasonably concludes, based on advice of counsel, that there are issues that raise actual or potential conflicts of interest between the Company and Optionee, or (iv) Optionee, based on advice of counsel, has different or additional defenses available to it, then Optionee shall be entitled to its own counsel with respect to the participation in and/or defense of such Third Party Claim, at the sole cost and expense of Optionee.

(c)            In the event that the Company or Optionee (the “Defending Party”) undertakes any such defense against any such Third Party Claim (to the extent that such party is permitted to undertake such defense pursuant to the terms and conditions of this Section 6.3), the other party (the “Non-Defending Party”) shall reasonably cooperate with the Defending Party in such defense and make available to the Defending Party all witnesses, pertinent records, materials and information in the Non-Defending Party’s possession or under the Non-Defending Party’s control related thereto as is reasonably required by the Defending Party. The Defending Party shall also have the right to receive from the Non-Defending Party copies of all pleadings, notices and communications with respect to such Third Party Claim that are in the possession of the Non-Defending Party.

Section 6.4      No Punitive Damages. UNDER NO CIRCUMSTANCES SHALL ANY PARTY HAVE ANY LIABILITY TO THE OTHER PARTY OR ANY OF THEIR AFFILIATES UNDER THIS AGREEMENT FOR, AND NO PARTY OR ANY OF ITS AFFILIATES SHALL HAVE THE RIGHT TO CLAIM OR RECOVER FROM ANY OTHER PARTY, ANY PUNITIVE DAMAGES OF ANY KIND OR NATURE WHATSOEVER, WHETHER FORESEEABLE OR UNFORESEEABLE, HOWSOEVER CAUSED OR ON ANY THEORY OF LIABILITY, EXCEPT, IN ALL SUCH CASES, THAT ANY INDEMNIFIED PARTY MAY RECOVER SUCH DAMAGES, LOSSES OR EXPENSES THAT SUCH INDEMNIFIED PARTY IS REQUIRED TO PAY TO ANY THIRD PERSON IN CONNECTION WITH A THIRD PERSON CLAIM.

Section 6.5      Exclusive Remedy. Except with respect to remedies that cannot be waived as a matter of Law (including fraud) and injunctive and provisional relief (including specific performance) pursuant to Section 7.5, the Company and Optionee agree that, from and after the Effective Date, this Article VI shall be the exclusive remedy with respect to any breaches of the representations, warranties, covenants and agreements set forth in this Agreement.

Article VII
MISCELLANEOUS

Section 7.1      Expiration or Termination; Effects of Expiration or Termination. This Agreement may be terminated at any time (a) upon the mutual written consent of each of the Parties or (b) by written notice from Optionee to the Company. Upon the termination of this Agreement for any reason, all further obligations of the Parties under this Agreement shall be terminated without further liability of any Party to any other Party; provided that nothing set forth in this Section 7.1 shall relieve any Party from liability for its breach of this Agreement prior to such expiration or termination to the extent a claim has been presented in accordance with the terms of this Agreement, which shall survive any expiration or termination of this Agreement.

Section 7.2      Notices. Notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Eastern Time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

If to the Company:	With a required copy to (which shall not constitute notice to the Company):

Transcode Therapeutics, Inc. 6 Liberty Square, #2382 Boston, MA 02109 Attention: Thomas A. Fitzgerald Email Address: tom.fitzgerald@transcodetherapeutics.com	Orrick, Herrington & Sutcliffe LLP 2100 Pennsylvania Street, N.W. Washington, D.C. 200037 United States Attention: David Schulman Email: dschulman@orrick.com
If to Optionee:	With a required copy to (which shall not constitute notice to Optionee):

DEFJ, LLC 2 Dai Fu Street Tai Po Industrial Estate New Territories, Hong Kong Attention: General Counsel Email: CKLS-Legalteam@ck-lifesciences.com

Freshfields US LLP

3 World Trade Center

175 Greenwich Street

New York, NY 10007

United States

Attention: Sebastian L. Fain; Steven Y. Li

Email: sebastian.fain@freshfields.com; steven.li@freshfields.com

Section 7.3      Amendments and Waivers. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized representative of such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 7.4      Expenses. Each Party will pay all of its own costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

Section 7.5      Incorporation by Reference. Sections 6.4 (Entire Agreement; Counterparts; Exchanges by Electronic Transmission), 6.5 (Applicable Law; Jurisdiction), 6.7 (Assignability), 6.9 (Cooperation), 6.10 (Severability), 6.11 (Other Remedies; Specific Performance), 6.12 (No Third-Party Beneficiaries) and 6.13 (Construction) of the Membership Interest Purchase Agreement are incorporated herein by reference, mutatis mutandis.

[Signature Page Follows]

The parties are executing this Agreement on the date set forth in the introductory clause.

TRANSCODETHERAPEUTICS, INC., a Delaware corporation

By:	/s/ Thomas A. Fitzgerald
	Name:	Thomas A. Fitzgerald
	Title:	Chief Financial Officer

[Signature Page to Repurchase Agreement]

DEFJ, LLC,
a Delaware limited liability company

By:	/s/ Alan Yu
	Name:	Alan Yu
	Title:	Manager

[Signature Page to Repurchase Agreement]